Exhibit 10.1

FIRST FINANCIAL BANKSHARES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective January 1, 2022

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	PARTICIPATION	9

ARTICLE 3	COMPANY CONTRIBUTIONS	9

ARTICLE 4	ELECTIVE DEFERRAL CONTRIBUTIONS	10

4.1	Base Compensation Deferrals	10

4.2	Bonus Deferrals	11

4.3	Deferred RSUs	12

4.4	Year-End Correction/Adjustment of Deferrals	13

ARTICLE 5	PLAN ACCOUNTS	13

5.1	Establishment of Accounts	13

5.2	Selection of Subaccount	13

5.3	Debiting and Crediting of Accounts	15

5.4	Statement of Accounts	15

ARTICLE 6	VESTING OF ACCOUNTS	15

6.1	Vesting of Base Compensation Deferrals	15

6.2	Vesting of Bonus Deferrals	15

6.3	Vesting of Deferred RSUs	15

6.4	Vesting of Company Contributions	16

6.5	Forfeiture of Unvested Company Contributions	16

ARTICLE 7	INVESTMENT OF ACCOUNTS	16

7.1	General	16

7.2	Available Investment Options	16

7.3	Transmission of Investment Directions	17

7.4	Default Investment Direction	17

7.5	Losses Under the Plan	17

7.6	Administrative Expenses	17

ARTICLE 8	DISTRIBUTIONS	17

8.1	Time of Payment	17

8.2	Medium of Payment	17

8.3	Source of Distribution and Unsecured General Creditor Status	18

8.4	Payments Due to Unforeseeable Emergency	18

ARTICLE 9	ACCELERATION EVENTS	19

9.1	Permissible Acceleration Events	19

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ARTICLE 10	DESIGNATION OF BENEFICIARIES	21

10.1	Beneficiary	21

10.2	Spousal Consent for Beneficiary Designation Change	21

10.3	Revocation of Spousal Beneficiary Designation Upon Divorce	21

10.4	Acknowledgment	21

10.5	No Beneficiary Designation	21

10.6	Uncertainty Concerning Beneficiary	22

ARTICLE 11	CLAIMS PROCEDURES	22

11.1	Presentation of Claim	22

11.2	Notification of Decision	22

11.3	Review of a Denied Claim	24

11.4	Decision on Review	24

11.5	Designation of Authorized Representative	25

11.6	Legal Action	25

11.7	Deadline to File Claim	25

11.8	Deadline to File Legal Action	25

11.9	Knowledge of Fact by Participant Imputed to Beneficiary and Others	25

ARTICLE 12	TRUST	26

ARTICLE 13	AMENDMENT AND TERMINATION	26

ARTICLE 14	ADMINISTRATION	26

14.1	Administrator	26

14.2	Powers of Administrator	26

14.3	Interpretations	27

14.4	Determinations	27

14.5	Indemnification	27

14.6	Bond and Expenses	27

14.7	Right To Suspend Payments And Correct Errors	27

14.8	Reliance	28

ARTICLE 15	GENERAL PROVISIONS	28

15.1	Status of Plan	28

15.2	Unsecured General Creditor	28

15.3	Securities and Other Laws	29

15.4	No Assignment	29

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15.5	Coordination with Other Benefit Arrangements	29

15.6	Court Order	29

15.7	Incompetent	30

15.8	Information Required	30

15.9	Communications by Participant or Beneficiary	30

15.10	Communications by Administrator	30

15.11	No Employment Rights	30

15.12	Effect of Payment	30

15.13	Withholding of Taxes	30

15.14	Administrative Fees	31

15.15	Waivers	31

15.16	Benefit	31

15.17	Severability	31

15.18	Captions	31

15.19	Choice of Law; Venue	31

15.20	Section 409A of the Code	31

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INTRODUCTION

First Financial Bankshares, Inc. a Texas corporation (the “Company”), previously established the First Financial Bankshares, Inc. Supplemental Executive Retirement Plan (the “Plan”) effective January 1, 2019 for the benefit of eligible employees of the Company and its affiliates. This amendment and restatement of the Plan is effective January 1, 2022 (the “Effective Date”). All Company Contributions credited to the Plan before the Effective Date or subject to a Company Contribution Agreement entered into before the Effective Date shall be governed by the terms of the Plan in effect immediately prior to the Effective Date.

It is intended that the Plan comply with Section 409A of the Code so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Participants and their Beneficiaries. The provisions of the Plan shall be construed, administered, and governed in a manner that effects such intent. Although the Company and the Administrator shall use their reasonable best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A of the Code, the tax treatment of benefit accruals and payments under this Plan is not warranted or guaranteed. Neither the Company nor the Administrator shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Employee or Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary, or final regulations, or any other guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service (collectively, the “Nonqualified Deferred Compensation Rules”).

ARTICLE 1

DEFINITIONS

1.1 “401(k)/Profit Sharing Plan” means the First Financial Bankshares, Inc. 401(k) Profit Sharing and Employee Stock Ownership Plan and Trust (as Amended and Restated Effective January 1, 2020), as it may be amended from time to time.

1.2 “Account” means the unfunded bookkeeping account maintained for a Participant that represents such Participant’s entire notional interest in the Plan, and, as applicable, means a Participant’s Company Contribution Account, Base Compensation and Bonus Deferral Account, or Deferred RSU Account.

1.3 “Active Participant” means, as of any date, a Participant who is an Employee on such date; provided, that, a Participant will cease to be an Active Participant (a) immediately upon the Participant ceasing to be an Employee, as determined by the Administrator, or (b) at the end of the Plan Year in which the Administrator determines the Participant no longer meets the eligibility requirements of the Plan.

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1.4 “Administrator” means the Board or, to the extent that the Board delegates its powers or authority under the Plan to the Committee, the Committee.

1.5 “Affiliate” means any corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company; any trade or business (whether or not incorporated) under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes the Company; and any other entity required to be aggregated with the Company under Section 414(o) of the Code. In addition, “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through ownership of voting securities, by contract or otherwise.

1.6 “Award Documentation” means, with respect to any Bonus or RSU awarded to a Participant, the plan, arrangement, policy, agreement, and/or other documentation setting forth the terms, conditions, and restrictions applicable to such Bonus or RSU.

1.7 “Base Compensation” means, with respect to any Participant, such Participant’s Base Salary and Commissions.

1.8 “Base Compensation and Bonus Deferral Account” means the unfunded bookkeeping account maintained for a Participant to which is credited the Base Compensation Deferrals pursuant to Section 4.1, Bonus Deferrals pursuant to Section 4.2, and any Earnings and Losses on such amounts, and to which is debited any allocated administrative expenses.

1.9 “Base Compensation Deferral” means an amount credited to the Participant’s Base Compensation and Bonus Deferral Account by the Company Group pursuant to Section 4.1.

1.10 “Base Compensation Election Date” means, with respect to any Base Compensation payable to a Participant, the date prescribed by the Administrator in its sole discretion in compliance with the Nonqualified Deferred Compensation Rules by which a Participant’s Base Compensation Deferral election must be delivered to the Administrator and be irrevocable by the Participant. If the Administrator does not prescribe a “Base Compensation Election Date” with respect to a Participant’s Base Compensation, then the “Base Compensation Election Date” shall be the last day of the Plan Year immediately preceding the Plan Year in which the Participant performed the services giving rise to such Base Compensation.

1.11 “Base Salary” means the base salary (exclusive of any and all bonuses, incentive pay, supplemental pay, Commissions and other special payments) payable by the Company Group in cash to or for the benefit of a Participant for services actually rendered or labor performed for the Company Group by such Participant.

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1.12 “Beneficiary” means the person or entity designated in accordance with Section 10.1 as being entitled to receive the Participant’s Account payable upon or after the Participant’s death.

1.13 “Board” means the Company’s Board of Directors.

1.14 “Bonus” means the bonus or bonuses, if any, payable in cash to or for the benefit of a Participant under any Company Group bonus or incentive plan for services actually rendered or labor performed for the Company Group by such Participant.

1.15 “Bonus Deferral” means an amount credited to the Participant’s Base Compensation and Bonus Deferral Account by the Company Group pursuant to Section 4.2.

1.16 “Bonus Election Date” means, with respect to any Bonus payable to a Participant, the date prescribed by the Administrator in its sole discretion in compliance with the Nonqualified Deferred Compensation Rules by which a Participant’s Bonus Deferral election must be delivered to the Administrator and be irrevocable by the Participant. Unless otherwise provided by the Administrator:

(a) For any Bonus that is Performance-Based Compensation, the Bonus Election Date shall be the earlier of (i) the date that is six (6) months before the last day of the performance period applicable to such Bonus and (ii) date on which the amount of the Bonus has become “readily ascertainable” (within the meaning of Treas. Reg. § 1.409A-2(a)(8)); and

(b) For any other Bonus, the Bonus Election Date shall be the last day of the Plan Year immediately preceding the Plan Year in which the Participant first performs any services in respect of which such Bonus is earned or payable; provided, however, that if such Participant was not initially eligible to participate in the Plan on the first day of such Plan Year then the Bonus Election Date shall the date that is 30 days following the date on which the Participant initially became eligible to participate in the Plan.

1.17 “Cause” means, except as otherwise provided in a Contribution Agreement, any of the following which the Administrator determines in its sole and absolute discretion that a Participant has engaged without the written consent of the Company: (a) material breach or violation of any employment-related agreement between Participant and any member of the Company Group; (b) material breach or violation of any other written agreement or release of claims between Participant and a member of the Company Group; (c) violation of a material written policy of a Company Group member that is applicable to Participant, which violation is determined by the Administrator in its sole discretion to be detrimental to the Company Group; (d) improper use or disclosure, either during or subsequent to Participant’s employment or service with the Company Group, of any proprietary or confidential information of the Company Group; (e) conviction of, or entering a guilty plea with respect to, any felony crime, whether or not connected with the Company Group; (f) entering into employment, consulting or other service relationship with a competitor of any member of the Company Group under

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circumstances suggesting that Participant will be using unique or special knowledge gained as an employee or service provider of the Company Group to compete with the Company Group; (g) solicitation or attempted solicitation of employees from any member of the Company Group; (h) use of information obtained during the course of Participant’s employment or service with the Company Group for Participant’s own purposes, such as for the solicitation of business; (i) engaging in either gross misconduct or criminal activity harmful to any member of the Company Group; or (j) any other action that materially harms the business interests, reputation, or goodwill of any member of the Company Group.

1.18 “Change of Control” means, except as otherwise provided in a Contribution Agreement, a change of control of the Company of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or in response to any other form or report to the Securities and Exchange Commission or any stock exchange on which the Company’s shares are listed which requires the reporting of a change of control. In addition, except as otherwise provided in an Contribution Agreement, a Change of Control shall be deemed to have occurred if: (a) any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (b) in any two-year period, individuals who were members of the Board at the beginning of such period plus each new director whose election or nomination for election was approved by at least two-thirds of the directors in office immediately prior to such election or nomination, cease for any reason to constitute at least a majority of the Board; (c) a majority of the members of the Board in office prior to the happening of any event and who are still in office after such event, determines in its sole discretion within one year after such event, that as a result of such event there has been a Change of Control; (d) there is consummated a merger or consolidation of the Company or a Subsidiary with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation; or (e) the stockholders of the Company approve a plan of complete liquidation of the Company and such plan of complete liquidation of the Company is consummated or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale. Notwithstanding the foregoing definition, “Change of Control” for purposes of this Plan shall exclude the acquisition of securities representing more than 20% of the combined voting power of the Company by the Company, any of its wholly owned Subsidiaries, or any trustee or other fiduciary holding securities of the Company under an employee benefit plan now or hereafter established by the Company.

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Notwithstanding the foregoing, for purposes of an amount hereunder that constitutes deferred compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change of Control on such amount would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change of Control for purposes of such amount will mean both a Change of Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

1.19 “Commissions” means compensation payable by the Company Group in cash to or for the benefit of a Participant for services actually rendered or labor performed for the Company Group by such Participant if (a) a substantial portion of the services rendered or labor performed by such Participant to the Company Group consist of the direct sale of a product or service (including any consulting service) to an unrelated customer (within the meaning of Treas. Reg. § l.409A-2(a)(J)(i)), (b) such compensation paid by the Company Group to the Participant consists of either a portion of the purchase price for the product or service or an amount substantially all of which is calculated by reference to the volume of sales, and (c) payment of the compensation is either contingent upon the Company Group receiving payment from an unrelated customer for the product or service or, if applied consistently to all similarly situated employees, is contingent upon the closing of the sales transaction and such other requirements as may be specified by the Company Group before the closing of the sales transaction.

1.20 “Committee” means the Compensation Committee of the Board.

1.21 “Company Contribution” has the meaning set forth in Article 3.

1.22 “Company Contribution Account” means the unfunded bookkeeping account maintained for a Participant to which is credited his applicable Company Contributions pursuant to Article 3 and any associated Earnings and Losses, and to which is debited allocated administrative expenses, if any.

1.23 “Company Contribution Agreement” means a written agreement between the Company and a Participant which sets forth, without limitation, (a) the amount of a Company Contribution, (b) the date or dates on which such Company Contribution will be credited to the Participant’s Company Contribution Account, and (c) the conditions (if any) pursuant to which the Company Contribution and associated Earnings and Losses thereon will become fully vested.

1.24 “Company Group” means the Company and each of its Affiliates.

1.25 “Deferrals” means, as applicable, Base Compensation Deferrals, Bonus Deferrals, or Deferred RSUs.

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1.26 “Deferred Payment Date” means, with respect to each Subaccount under a Participant’s Account, the date selected by (or deemed to have been selected by) such Participant for payment (or commencement of payment, as applicable) of amounts (or Shares, in the case of Deferred RSUs) credited to such Subaccount. Except as otherwise permitted by the Administrator in accordance with the Nonqualified Deferred Compensation Rules, the Deferred Payment Date shall not be later than the first to occur of (a) the Participant’s death, (b) a Change of Control, or (c) January 1 of the fifth calendar year that begins on or after the date of the Participant’s Separation from Service.

1.27 “Deferred RSU” means a Restricted Stock Unit (and any dividend equivalents thereon) the settlement of which is deferred under the Plan pursuant to Section 4.3.

1.28 “Disability” or “Disabled” a total and permanent physical or mental impairment that qualifies a Participant for a monthly disability insurance benefit under the United States Social Security Act. The determination by the Social Security Administration as to whether and when a Participant has a total and permanent disability shall be conclusive. No other medical findings will be considered.

1.29 “Distribution Election Form” means the form or forms established from time to time by the Administrator pursuant to which the Participant, in accordance with the Nonqualified Deferred Compensation Rules, selects, for any applicable Subaccount, (a) the Deferred Payment Date of such Subaccount, and (b) the form of payment (lump sum or installments) of amounts (or Shares) credited to such Subaccount. A Distribution Election Form shall be void if it is not made in a timely manner in compliance with the procedures established by the Administrator, which procedures shall comply with the Nonqualified Deferred Compensation Rules.

1.30 “Earnings and Losses” means, in respect of any Subaccount, the amounts credited to and debited from such Subaccount as provided in Article 7.

1.31 “Effective Date” has the meaning ascribed in the preamble.

1.32 “Employee” means an individual who is a common law employee of any member of the Company Group.

1.33 “Investment Option” means the various investment options which Participants may select as the hypothetical investment vehicle(s) for amounts credited to their Accounts under the Plan, as such investment vehicle(s) may be approved by the Administrator from time to time.

1.34 “Long-Term Incentive Plan” means the First Financial Bankshares, Inc. 2021 Omnibus Stock and Incentive Plan, as it may be amended from time to time.

1.35 “Participant” means an Employee who has been admitted to participate in the Plan in accordance with Article 2 and either (a) received a Company Contribution to his Account or (b) commenced Deferrals to his Account.

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1.36 “Performance Based Compensation” means compensation the amount of which or entitlement to which (a) is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, and (b) is not based upon a level of performance that is substantially certain to be met at the time the criteria are established; provided, however, that compensation will not be Performance-Based Compensation for purposes of the Plan to the extent it is not “performance-based compensation” within the meaning of the Nonqualified Deferred Compensation Rules.

1.37 “Performance-Based RSU” means an RSU that is Performance-Based Compensation.

1.38 “Plan Year” means the calendar year.

1.39 “Restricted Stock Unit” or “RSU” means an unfunded right granted to a Participant under the Long-Term Incentive Plan that is (a) denominated in Shares and (b) represents a right to receive a Share (or cash equal to the fair market value of a Share) on the terms and conditions set forth in the Long-Term Incentive Plan and the applicable Award Documentation.

1.40 “RSU Election Date” means, with respect to any RSU granted to a Participant, the date prescribed by the Administrator in its sole discretion in compliance with the Nonqualified Deferred Compensation Rules by which a Participant’s election to defer such RSU must be delivered to the Administrator and be irrevocable by the Participant. Unless otherwise provided by the Administrator:

(a) The RSU Election Date for a Performance-Based RSU shall be the earlier of (i) the date that is six (6) months before the last day of the performance period applicable to such Performance-Based RSU, and (ii) the date on which payout of the Performance-Based RSU has become “readily ascertainable” (within the meaning of Treas. Reg. § 1.409A-2(a)(8)); and

(b) The RSU Election Date for a Time-Based RSU shall be 30 days following the date on which the Time-Based RSU is granted; provided, however, that if the Time-Based RSU is subject to a vesting period that is thirteen (13) months or less, then the RSU Election Date for such Time-Based RSU shall be the grant date of the Time-Based RSU.

1.41 “Separation from Service” means the Employee’s ceasing to provide services to the Company Group as a result of the Employee’s death or termination of employment (including on account of retirement). For purposes of determining whether a separation from service has occurred, a “termination of employment” means that the surrounding facts and circumstances indicate that the Company Group and the Employee reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Employee would perform after that date (whether as an Employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately

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preceding 36-month period (or the full period of services to the Company Group if the Employee has been providing services to the Company Group less than 36 months). Notwithstanding the foregoing, the employment relationship will be treated as continuing intact while an individual is on military leave, sick leave, or other bona fide leave of absence if the period of leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the Company Group under an applicable statute or by contract.

1.42 “Shares” means shares of the Company’s common stock.

1.43 “Specified Employee” means a Participant who, as of the date of the Participant’s Separation from Service, is treated as a Specified Employee in accordance with the Nonqualified Deferred Compensation Rules. For this purpose, the Plan will identify Specified Employees each year as of December 31, which shall be the Plan’s Specified Employee identification date. A Participant who is identified as of December 31 as satisfying the requirements for classification as a Specified Employee will be treated as a Specified Employee for the entire twelve (12) month period that begins on the April 1 following the December 31 Specified Employee identification date and ends on the following March 31.

1.44 “Subaccount” means, with respect to a Participant’s Account, the unfunded bookkeeping account(s) maintained by the Company and to which is (a) credited with all Base Compensation Deferral contributions, Bonus Deferral contributions, Deferred RSUs, and Company Contributions, as applicable, that are subject to the same Deferred Payment Date (as designated by the Participant) and form of payment (as designated by the Participant), and applicable Earnings and Losses thereon, and (b) debited all distributions, withdrawals, deductions, and forfeitures from such Subaccount. A Participant’s Account may have up to five (5) Subaccounts.

1.45 “Time-Based RSU” means an RSU granted to a Participant that is not a Performance-Based RSU and that is subject to a substantial risk of forfeiture (within the meaning of the Nonqualified Deferred Compensation Rules) for a period that is not less than that period that begins on the grant date of such RSU and ends on the first to occur of (a) the date that is twelve (12) months following the grant date of the RSU, (b) the Participant’s death, (c) the Participant’s “disability” within the meaning of the Nonqualified Deferred Compensation Rules), or (d) the date on which a “change of control” (within the meaning of the Nonqualified Deferred Compensation Rules) of the Company occurs.

1.46 “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent; (b) a loss of the Participant’s property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator in accordance with the requirements of the Nonqualified Deferred Compensation Rules.

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1.47 “Vested Interest” means, with respect to each Participant, the percentage of each Subaccount under such Participant’s Account in which such Participant has a “Vested Interest” pursuant to Article 6.

ARTICLE 2

PARTICIPATION

2.1 Participation in the Plan is restricted to those Employees selected by the Administrator in its sole discretion, each of whom shall be a member of a select group of management or highly compensated Employees within the meaning of Section 201(2) of ERISA. The Administrator may, in its sole discretion, exclude any Participant from eligibility to receive Company Contributions, Base Compensation Deferrals, Bonus Deferrals, or Deferred RSUs to his Account. An Employee selected by the Administrator to participate in the Plan shall become a Participant in the Plan upon his execution of a valid, binding and effective Company Contribution Agreement, Base Compensation Deferral election, Bonus Deferral election, or Deferred RSU election. By becoming a Participant in the Plan, such Employee will for all purposes be deemed to have consented to the terms and provisions of the Plan and to all amendments hereto.

2.2 Each Employee who has become, or is entitled to become, a Participant in the Plan will cease to be, or be entitled to be, eligible to participate in the Plan effective as of the earliest to occur of (a) the date of termination of the Plan, (b) the date such individual is no longer an Employee, (c) the date such Employee no longer meets the additional eligibility criteria, if any, specified by the Administrator for participation in the Plan, or (d) any earlier date designated by the Administrator and communicated to the affected individual prior to the effective date of such action.

2.3 Each former Participant who continues to have a positive balance in his Account under the Plan after his participation ceases in accordance with Section 2.2 will be treated as a “Participant” for purposes of the Plan until his Account has been fully distributed under the terms of the Plan, except that such Participant will not be eligible to elect Deferrals or to receive Company Contributions unless and until such former Participant resumes participation in the Plan in accordance with Section 2.1.

ARTICLE 3

COMPANY CONTRIBUTIONS

The Company shall notionally credit an Active Participant’s Account under the Plan with (a) the amount(s) specified in such Participant’s Company Contribution Agreement, and/or (b) such additional amounts as may be approved by the Administrator from time to time. Each dollar so credited is herein referred to as an “Company Contribution.” Company Contributions shall be credited to a Participant’s Account under the Plan at such time(s) specified in the Participant’s Company Contribution Agreement or as otherwise approved by the Administrator. Notwithstanding anything in the Plan or any Company Contribution Agreement to the contrary, in no event will Company Contributions be credited pursuant to this Article 3 to the Account of a Participant who is not an Active Participant.

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ARTICLE 4

ELECTIVE DEFERRAL CONTRIBUTIONS

4.1 Base Compensation Deferrals.

(a) A Participant may, subject to Administrator approval, elect to defer, for any Plan Year, any percentage (from 0% to 25%) of such Participant’s Base Compensation for services performed during such Plan Year.

(b) Except as provided in Section 4.1(c) and 4.1(e), each eligible Participant’s election under Section 4.1(a) to make Base Compensation Deferrals for a Plan Year, to change his Base Compensation Deferral election for a Plan Year, or to cancel his existing Base Compensation Deferral election for a Plan Year must be made on or before the Base Compensation Election Date for such Plan Year and in the manner and within the time period required by the Administrator in compliance with the Nonqualified Deferred Compensation Rules. A Participant’s election to make, change, or cancel Base Compensation Deferrals for a Plan Year will become effective as of the first day of such Plan Year.

(c) If an Employee initially becomes eligible to participate in the Plan on or after the first day of a Plan Year, such Employee may, subject to Administrator approval, elect to make Base Compensation Deferrals under this Section 4.1 for the remainder of the Plan Year if such Employee properly completes the election procedures required by the Administrator by his prescribed Base Compensation Election Date. Such Base Compensation Deferral election will become effective as of the first day of the first administratively practicable payroll period coincident with or next following the proper and timely completion of such election procedures. An election made pursuant to this Section 4.1(c) will apply only to Base Compensation payable solely for services performed during the Plan Year after the proper and timely completion of such election procedures. An Employee will not be considered to be initially eligible for purposes of making the mid-year election under this Section 4.1 if such Employee was eligible to participate in the Plan (or in any other nonqualified deferred compensation account balance plan maintained by any member of the Company Group) at any time during the 24-month period ending on the date such Employee becomes eligible to participate in the Plan.

(d) Except as provided in Section 4.1(e), a Participant’s Base Compensation Deferral election for a Plan Year (including an election not to make Base Compensation Deferrals for such Plan Year) will be irrevocable for the entire Plan Year (or remainder of the Plan Year, if applicable) even if a Participant terminates participation in the Plan (other than by reason of the Plan termination) during such Plan Year. Except as provided in Section 4.1(e), a Participant’s Base Compensation Deferral election for a Plan Year (including an election not to make Base Compensation Deferrals for such Plan Year) will expire automatically at the end of such Plan Year and will not carry over to any succeeding Plan Year.

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(e) Section 4.1(b) and 4.1(c) notwithstanding, upon application by the Participant, if the Administrator determines that the Participant has suffered an Unforeseeable Financial Emergency or has taken a hardship distribution under the 401(k)/Profit Sharing Plan pursuant to Treas. Reg. § 1.401(k)-l(d)(3), the Participant’s Base Compensation Deferral election then in effect will be canceled prospectively as soon as administratively practicable after such determination. If the Participant’s Base Compensation Deferral election is so canceled, the Participant may not again elect to make Base Compensation Deferrals until the first day of any Plan Year following the effective date of such cancellation (and only then by making a new Base Compensation Deferral election in accordance with Section 4.1(a) or 4.1(b)).

(f) Each Participant’s Base Compensation Deferral election for a Plan Year (or portion of a Plan Year, if applicable) will be effected by deductions from such Participant’s Base Compensation for each pay period during such Plan Year (or portion of the Plan Year, if applicable).

4.2 Bonus Deferrals.

(a) A Participant may, subject to Administrator approval, elect to defer, as a Bonus Deferral for a Plan Year, receipt of his Bonus for such Plan Year as provided in this Section 4.2.

(b) An eligible Participant may elect each Plan Year to defer any percentage (from 0% to 100%) of the Participant’s Bonus payable for such Plan Year. Except as provided in Section 4.2(c) and 4.2(e), the Participant’s election to make a Bonus Deferral for a Plan Year must be made on or before the applicable Bonus Election Date for such Plan Year and in the manner and within the time period required by the Administrator in accordance with the Nonqualified Deferred Compensation Rules. A Participant’s election to make a Bonus Deferral for a Plan Year will become effective as of the day immediately following the applicable Bonus Election Date.

(c) If an Employee initially becomes eligible to participate in the Plan on or after the first day of a Plan Year, such Employee may, subject to Administrator approval, elect to make a Bonus Deferral of his Bonus for the remainder of the Plan Year if such Employee properly completes the election procedures required by the Administrator by his prescribed Bonus Election Date. Such Bonus Deferral election will become effective as of the first day of the first administratively practicable payroll period coincident with or next following the proper and timely completion of such election procedures. An election made pursuant to this Section 4.2(c) will apply only to Bonus amounts payable solely for services performed during the Plan Year after the proper and timely completion of such election procedures. In accordance with the Nonqualified Deferred Compensation Rules, an Employee is not eligible to make a mid-year election pursuant to this Section 4.2(c) if such Employee was eligible to participate in the Plan (or in any other nonqualified deferred compensation account balance plan maintained by any member of the Company Group) at any time during the 24-month period ending on the date such Employee becomes eligible to participate in the Plan.

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(d) Except as provided in Section 4.2(e), a Participant’s Bonus Deferral election for a Plan Year (including an election not to make Bonus Deferrals for such Plan Year) will be irrevocable for the entire Plan Year (or remainder of the Plan Year, as applicable) even if the Participant terminates participation in the Plan (other than by reason of Plan termination) during such Plan Year. A Participant’s Bonus Deferral election will expire at the end of each Plan Year, and a Participant must make a new Bonus Deferral election with respect to his Bonus each Plan Year in accordance with Section 4.2(a) and 4.2(b) in order to defer his Bonus for such Plan Year.

(e) Section 4.2(b) and 4.2(c) notwithstanding, upon application by the Participant, if the Administrator determines that the Participant has suffered an Unforeseeable Financial Emergency or has taken a hardship distribution under the 401(k)/Profit Sharing Plan pursuant to Treas. Reg. § 1.401(k)-l(d)(3), the Participant’s Bonus Deferral election then in effect will be canceled prospectively as soon as administratively practicable after such determination. If the Participant’s Bonus Deferral election is so canceled, the Participant may not again elect to make Bonus Deferrals until the first day of any Plan Year following the effective date of such cancellation (and only then by making a new Bonus Deferral election in accordance with Section 4.2(a) and 4.2(b)).

(f) A Participant’s Bonus Deferral election will be effected by deduction(s) from such Participant’s Bonus when the Bonus for which such election was made would otherwise be paid.

4.3 Deferred RSUs.

(a) A Participant may, subject to Administrator approval, elect to defer, as Deferred RSUs, settlement of RSUs (and dividend equivalents thereon), as follows.

(i) The Participant may elect to defer any percentage (from 0% to 100%) of the Time-Based RSUs (and any dividend equivalents thereon) granted to Participant (rounded down to the nearest whole number of Time-Based RSUs); and

(ii) The Participant may elect to defer any percentage (from 0% to 100%) of the Performance-Based RSUs (and any dividend equivalents thereon) granted to Participant (rounded down to the nearest whole number of Performance-Based RSUs).

(b) Each Participant’s election under Section 4.3(a) to defer an RSU (and dividend equivalents thereon) must be made on or before the applicable RSU Election Date for such RSU and in the manner and within the time period required by the Administrator in compliance with the Nonqualified Deferred Compensation Rules. A Participant’s election to defer an RSU (and dividend equivalents thereon) will become effective and irrevocable on the date immediately following the RSU Election Date for such RSU.

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(c) A Participant’s election to defer an RSU will be irrevocable even if the Participant terminates participation in the Plan (other than by reason of Plan termination) during such Plan Year.

4.4 Year-End Correction/Adjustment of Deferrals. As of December 31 of each Plan Year or, if earlier, the date a Participant’s Deferrals cease by reason of such Participant’s termination of Plan participation under Section 2.2 during such Plan Year, the Administrator will, to the extent not proscribed by the Nonqualified Deferred Compensation Rules, adjust each Participant’s Base Compensation Deferral and/or Bonus Deferral election and/or deduct Base Compensation Deferrals and/or Bonus Deferrals from such Participant’s Account, as necessary to (a) accurately implement the Participant’s Base Compensation Deferral and/or Bonus Deferral elections in effect during such Plan Year and (b) comply with the terms of the Plan and the Nonqualified Deferred Compensation Rules.

ARTICLE 5

PLAN ACCOUNTS

5.1 Establishment of Accounts. The Company shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account shall be further divided into (a) a Company Contribution Account and any Subaccounts thereunder, (b) a Base Compensation and Bonus Deferral Account and any Subaccounts thereunder, and (c) a Deferred RSU Account and any Subaccounts thereunder.

5.2 Selection of Subaccount.

(a) Each Participant must select, at the time the Participant elects to make a Deferral or enters into a Company Contribution Agreement, the Subaccount to which to credit such Deferral or Company Contribution. At the time a Subaccount is established, the Participant must designate, in the applicable Distribution Election Form, a Deferred Payment Date for amounts credited to the Subaccount in accordance with Section 5.2(b) and must designate the form of payment for amounts credited to the Subaccount in accordance with Section 5.2(c). A Participant may not select a Subaccount to which to credit a Deferral if that Subaccount provides for payment (or commencement of payment) on any date that is earlier than the first to occur of (i) January 1 of the second calendar year following the calendar year in which the Deferral is credited to such Subaccount, (ii) the Participant’s death, (iii) the Participant’s Separation from Service, or (iv) a Change of Control.

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(b) If a Participant fails to designate a Deferred Payment Date for a Subaccount, the Deferred Payment Date for such Subaccount will be the date of such Participant’s Separation from Service. A Participant may elect at any time to change the existing Deferred Payment Date with respect to any Subaccount subject to the following conditions: (i) the new Deferred Payment Date will apply to all amounts credited to such Subaccount and (ii) the new Deferred Payment Date must be (A) a date that is at least five years after the existing Deferred Payment Date for such Subaccount, (B) communicated in writing to the Administrator within the time period and on the form required by the Administrator, (C) requested by the Participant at least one year prior to the existing Deferred Payment Date for such Subaccount, and (D) approved by the Administrator. The preceding notwithstanding, a Participant who has begun to receive a distribution from a Subaccount for a Plan Year in installments may not change the Deferred Payment Date with respect to such Subaccount. A change to a Deferred Payment Date will not take effect until 12 months after the date on which such election is so made.

(c) The form of payment of amounts credited to a Subaccount shall be designated by the Participant in his Distribution Election Form at the time the Subaccount is established, and may be any of the following:

(i) A single lump sum cash payment (or, in the case of Shares credited to a Subaccount under a Participant’s Deferred RSU Account, a single lump sum distribution of Shares).

(ii) Annual installment cash payments (or, in the case of Shares credited to a Subaccount under the Deferred RSU Account, annual installment distributions of Shares) for a term certain for a number of years, not to exceed fifteen (15), payable to such Participant and, in the event of such Participant’s death prior to the end of such term certain, the remainder of such Participant’s benefit to the Participant’s designated beneficiary determined in accordance with Article 10 in a single lump sum cash (or Share) payment. Each such annual installment will be calculated by multiplying the remaining amounts (or Shares) in the applicable subaccount to be distributed under such installment election by a fraction, the numerator of which is one, and the denominator of which is the number of remaining installment payments to be made under such installment election. Such annual installment payments will be treated as a series of separate payments for purposes of the Nonqualified Deferred Compensation Rules.

For any Subaccount for which a Participant does not designate a form of payment, such Participant will be deemed to have elected to have such Subaccount paid in the form of a single lump sum payment.

The election (or deemed election) of a form of payment for each of the Participant’s Subaccounts will be irrevocable by the Participant, except that the Participant may elect a change of the form of benefit payment in effect for a Subaccount payable by reason of the occurrence of the Deferred Payment Date for such Subaccount if, and at the same time and under the same conditions, the Participant has a right to change his Deferred Payment Date for such Subaccount in accordance with Section 5.2(b).

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5.3 Debiting and Crediting of Accounts. Each Plan Year the Account established for each Participant will be debited and credited as follows:

(a) A Participant’s Base Compensation and Bonus Deferral Account will be credited with (i) the Base Compensation Deferrals elected by such Participant under Section 4.1 for that Plan Year as soon as administratively practicable after the amounts are deducted from the Participant’s Base Compensation, and (ii) the Bonus Deferrals elected by such Participant under Section 4.2 for such Plan Year as soon as administratively practicable after the amounts are deducted from the Participant’s Bonus.

(b) A Participant’s Company Contribution Account will be credited with the Employer Credits, if any, allocated on behalf of such Participant under Article 3 for that Plan Year as soon as administratively practicable after the amounts are so credited.

(c) A Participant’s Deferred RSU Account will be credited with (i) a number Shares equal to the number of Deferred RSUs that become earned and vested during such Plan Year and (ii) any dividend equivalents that accrue in respect of such Shares or any other Shares then credited to the Participant’s Deferred RSU Account.

(d) The Participant’s Account will be valued and credited with Earnings and Losses allocated pursuant to Article 7.

(e) The Participant’s Account will be debited for any and all distributions, withdrawals, and deductions made from such Account as of the date any such distribution, withdrawal, or deduction is made from any such Account and for all forfeitures of amounts held in such Account as of the date any such forfeiture occurs.

5.4 Statement of Accounts. Each Participant will receive, at least annually, a statement setting forth (a) the debits and credits to such Participant’s Account during the statement period, (b) the balance of such Participant’s Account as of the last day of the statement period, and (c) the Participant’s Vested Interest in his Account as of the last day of the statement period.

ARTICLE 6

VESTING OF ACCOUNTS

6.1 Vesting of Base Compensation Deferrals. Each Participant will have a 100% Vested Interest in his Base Compensation Deferrals.

6.2 Vesting of Bonus Deferrals. Except as otherwise provide in the applicable Award Documentation, each Participant will have a 100% Vested Interest in his Bonus Deferrals.

6.3 Vesting of Deferred RSUs. Except as otherwise provide in the applicable Award Documentation, each Participant will have a 100% Vested Interest in his Deferred RSUs.

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6.4 Vesting of Company Contributions. Subject to Section 6.5, each Participant will acquire a Vested Interest in his Company Contributions under the vesting schedule, if any, designated by the Company at the time the Company Contributions are credited such Participant’s Account and set forth in the applicable Company Contribution Agreement. If no vesting schedule is designated by the Company at the time the Company Contributions are credited to a Participant’s Account, such Participant will, subject to Section 6.5, have a Vested Interest in such Company Contributions equal to the Participant’s “Vested Percentage” as of such date under the 401(k)/Profit Sharing Plan; provided, however, a Participant will become fully vested in all Company Contributions credited to his Account upon the occurrence of any of the following events:

(a) The Participant’s death;

(b) The Participant’s Separation from Service as a result of a Disability; or

(c) A Change of Control.

6.5 Forfeiture of Unvested Company Contributions. A Participant (or the Participant’s Beneficiary) will not be entitled to receive any portion of any unvested Company Contributions credited to the Participant’s Account. All unvested Company Contributions credited to the Participant’s Account will be permanently forfeited if the Participant incurs a Separation from Service for any reason other than as provided in Section 6.4(a) or 6.4(b), or as otherwise provided in the applicable Contribution Agreement.

ARTICLE 7

INVESTMENT OF ACCOUNTS

7.1 General. The Administrator will, after deducting any applicable administrative expense charges, allocate the Company Contributions and Deferrals credited to a Participant’s Account as directed by the Participant among the hypothetical Investment Options selected pursuant to this Article 7. The Participant’s Account will be credited or debited with notional Earnings and Losses on the Company Contributions and Deferrals credited to the Participant’s Account based on the hypothetical Investment Options elected by the Participant on a form and in manner approved by the Administrator. The Earnings or Losses credited to or debited from a Participant’s Account will be based on the most recent publicly available valuation of the hypothetical investment as of the close of the last business day that a valuation was available immediately prior to the date of a distribution from the Participant’s Account.

7.2 Available Investment Options. The Administrator may offer such Investment Options as it determines in its discretion; provided, however, that Shares shall not be offered as an Investment Option under the Plan except with respect to Shares credited to a Participant’s Deferred RSU Account. If applicable, the Administrator will specify procedures by which a Participant may make an election as to the deemed investment of amounts credited to his Account among the Investment Options, as well as the procedures by which a Participant may

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change his investment selection; provided, however, that under no circumstances will a Participant be permitted to (a) invest any portion of his Account in Shares except for any Deferred RSUs that are credited as Shares to the Participant’s Deferred RSU Account or (b) invest out of any Share credited to the Participant’s Deferred RSU Account until the date that is six months and one day following the date such Share was credited to the Participant’s Deferred RSU Account. Nothing in this Plan, however, will require the Company to invest any amounts in such Investment Options or otherwise.

7.3 Transmission of Investment Directions. Investment directions must be (a) communicated in writing to the Administrator or through another medium approved by the Administrator, (b) effective prospectively only, and only as to Investment Options available for investment after the direction is transmitted to the Administrator, and (c) effective as promptly as practicable after receipt by the Administrator. Until an investment direction becomes effective, the Administrator and the Company will be fully protected in following the previous investment direction that is to be superseded by the new investment direction.

7.4 Default Investment Direction. In the event that a Participant declines or fails to provide investment directions with respect to his Account, the Participant’s Account will be deemed to be hypothetically invested in an Investment Option designated by the Administrator in its sole discretion; provided, however, that the default investment option for Deferred RSUs shall be Shares.

7.5 Losses Under the Plan. The Administrator and the Company are not accountable or liable for any investment losses to a Participant’s Account.

7.6 Administrative Expenses. Administrative expenses incident to the administration of the Plan may be allocated to Participants’ Accounts on any basis deemed appropriate by the Administrator and taken into account in calculating such Earnings and Losses.

ARTICLE 8

DISTRIBUTIONS

8.1 Time of Payment. Payment of a Participant’s Subaccount shall be made or commence on the occurrence of the Deferred Payment Date for such Subaccount.

8.2 Default Elections. If a Participant fails to specify a Deferred Payment Date for a Subaccount the Participant will be deemed to have elected a Deferred Payment Date of January of the calendar year following the date of Participant’s Separation from Service, subject to Section 8.3 below and the Nonqualified Deferred Compensation Rules. If a Participant fails to make an effective payment form designation with respect to a Subaccount on a Distribution Election Form, then such amount will be distributed in a single lump sum upon the elected (or deemed elected) Deferred Payment Date.

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8.3 Distributions Upon Death. Except as otherwise provided in a Participant’s Distribution Election Form, if a Participant dies before full distribution of his Account balance, any balance shall be distributed in a lump sum payment to Participant’s Beneficiary in the month following the month in which the death occurs.

8.4 Medium of Payment. Any payment from a Participant’s Account will be made in cash, except that payment in respect of Shares credited to a Participant’s Deferred RSU Account may, in the Administrator’s discretion, be made in Shares.

8.5 Source of Distribution and Unsecured General Creditor Status. All payments of a Participant’s Account will be paid from the unsegregated assets of the Company. Nothing contained in the Plan nor any action taken in accordance with the provisions of the Plan will create or be construed to create a fiduciary relationship between the Company Group, Participant, Beneficiary, Employee, or other person. To the extent that any person acquires a right to receive payments under the Plan, that right will be no greater than the right of an unsecured general creditor of the Company.

8.6 Payments Due to Unforeseeable Emergency.

(a) Request for Payment. If a Participant suffers an Unforeseeable Emergency, he may submit a written request to the Administrator for payment from his vested Account.

(b) No Payment If Other Relief Available. The Administrator will evaluate the Participant’s request for payment due to an Unforeseeable Emergency taking into account the Participant’s circumstances and the requirements of the Nonqualified Deferred Compensation Rules. In no event will payments be made pursuant to this Section 8.6 to the extent that the Participant’s hardship can be relieved: (i) through reimbursement or compensation by insurance or otherwise; or (ii) by liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship.

(c) Limitation on Payment Amount. The amount of any payment made on account of an Unforeseeable Emergency may not exceed the amount reasonably necessary to satisfy the Participant’s financial need, including amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Administrator.

(d) Timing of Payment. Payments will be made from a Participant’s Account as soon as practicable and in any event within thirty (30) days following the Administrator’s determination that an Unforeseeable Emergency has occurred and authorization of payment from the Participant’s Account.

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ARTICLE 9

ACCELERATION EVENTS.

9.1 Permissible Acceleration Events. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole discretion, may accelerate payment of all or a portion of a Participant’s vested Account upon the occurrence of any of the events (“Acceleration Events”) set forth in this Article 9. The Administrator’s determination of whether payment may be accelerated in accordance with this Article 9 will be made in accordance with the Nonqualified Deferred Compensation Rules.

(a) Domestic Relations Orders. The Administrator may accelerate payment of a Participant’s vested Account to the extent necessary to comply with a domestic relations order (as defined in section 414(p)(1)(B) of the Code).

(b) Limited Cashouts. The Administrator may accelerate payment of a Participant’s vested Account to the extent that (i) the aggregate amount in the Participant’s Account does not exceed the applicable dollar amount under section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to the Nonqualified Deferred Compensation Rules, and (iii) the Administrator’s decision to cash out the Participant’s Account is evidenced in writing no later than the date of payment.

(c) Payment of Employment Taxes. The time or schedule of a payment to pay the Federal Insurance Contributions Act (FICA) tax imposed on amounts credited to a Participant’s Account under this Plan (the “FICA amount”) may be accelerated. Additionally, the acceleration of the time of payment to pay the income tax on wages imposed as a result of the payment of the FICA amount, and to pay the additional income tax on wages attributable to the pyramiding of wages and taxes also is permissible. However, the total payment under this acceleration provision may not exceed the aggregate of the FICA amount plus the income tax required to be withheld with respect to such FICA amount.

(d) Payment upon Income Inclusion under the Nonqualified Deferred Compensation Rules. The time or schedule of a payment to a Participant may be accelerated at any time this Plan fails to meet the requirements of the Nonqualified Deferred Compensation Rules. However, such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of the Nonqualified Deferred Compensation Rules.

(e) Conflicts of Interest.

(i) Compliance with ethics agreements with the Federal government may allow an acceleration of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government.

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(ii) Compliance with ethics laws or conflicts of interest laws may allow an acceleration of the time or schedule of a payment under the Plan, to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his position in which the Participant would otherwise not be able to participate under an applicable rule). A payment is reasonably necessary to avoid the violation of a Federal, state, local, or foreign ethics law or conflicts of interest law if the payment is a necessary part of a course of action that results in compliance with a Federal, state, local, or foreign ethics law or conflicts of interest law that would be violated absent such course of action, regardless of whether other actions would also result in compliance with the Federal, state, local, or foreign ethics law or conflicts of interest law. For this purpose, a provision of foreign law is considered applicable only to foreign earned income (as defined under Section 911(b)(1) without regard to Section 911(b)(1)(B)(iv) and without regard to the requirement that the income be attributable to services performed during the period described in Section 911(d)(1)(A) or (B)) from sources within the foreign country that promulgated such law.

(f) Termination of the Plan. The Administrator may accelerate payment of all or a portion of a Participant’s vested Account upon termination of the Plan in accordance with the Nonqualified Deferred Compensation Rules.

(g) Payment of State, Local or Foreign Taxes. The Administrator may accelerate payment of all or a portion of a Participant’s vested Account for:

(i) the payment of state, local or foreign tax obligations arising from participation in the Plan that relate to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local and Foreign Tax Amount”); provided, however, the accelerated payment amount may not exceed the taxes due as a result of participation in the Plan, and

(ii) the payment of income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided, however, the accelerated payment amount may not exceed the aggregate of the State, Local and Foreign Tax Amount and the income tax withholding related to such amount.

(h) Certain Offsets. The Administrator may accelerate payment of all or a portion of the Participant’s vested Account to satisfy a debt of the Participant to the Company or an Affiliate incurred in the ordinary course of the service relationship between the Company and the Participant; provided, however, the amount accelerated may not exceed $5,000 and the payment will be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

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(i) Bona Fide Disputes as to Right to Payment. The Administrator may accelerate payment of all or a portion of a Participant’s vested Account where the payment is part of a settlement between the Company or an Affiliate and the Participant of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

ARTICLE 10

DESIGNATION OF BENEFICIARIES

10.1 Beneficiary. Each Participant may, at any time, designate the primary and contingent Beneficiary or Beneficiaries to receive the Participant’s Account upon the death of the Participant. The designated Beneficiary under the Plan may be the same or different from the beneficiary designation under any other plan of the Company in which the Participant participates.

10.2 Spousal Consent for Beneficiary Designation Change. A Participant may designate a Beneficiary or change a Beneficiary designation by completing a Beneficiary designation form, and returning the signed form to the Administrator or its designee, and otherwise complying with the terms of the Beneficiary designation form and the Administrator’s rules and procedures applicable to Beneficiary designations. If the Participant names someone other than his spouse as the sole primary Beneficiary spousal consent is required to be provided in a form designated by the Administrator, executed by the Participant’s spouse and returned to the Administrator or its designee. Upon the acceptance by the Administrator of a new Beneficiary designation in accordance with Section 10.3, all Beneficiary designations previously filed will be canceled. The Administrator may rely on the last Beneficiary designation form filed by the Participant and accepted by the Administrator prior to the Participant’s death.

10.3 Revocation of Spousal Beneficiary Designation Upon Divorce. If a Participant is divorced and the Participant’s former spouse is the Beneficiary named by the Participant on a Beneficiary designation form accepted by the Administrator or its designee prior to the effective date of the divorce, the former spouse will be deemed to have predeceased the Participant and the Participant’s Account under the Plan, with the exception of any portion of the Participant’s Account awarded to the Participant’s former spouse under Section 15.6 under a valid court order issued in connection with a division of property in a divorce proceeding, will be paid to the remaining primary or contingent Beneficiaries, as applicable.

10.4 Acknowledgment. No designation or change in designation of a Beneficiary will be effective until received and acknowledged in writing by the Administrator or its designee.

10.5 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in this Article, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s Account, then the Participant’s designated Beneficiary will be deemed to be his surviving spouse. If the Participant has no surviving spouse, the remaining Account balance payable to a Beneficiary will be paid to the Participant’s estate.

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10.6 Uncertainty Concerning Beneficiary. If the Administrator is uncertain about the proper Beneficiary to receive payments following the death of a Participant, the Administrator will have the right, exercisable in its discretion, to cause the Company to withhold payments until the matter is resolved to the Administrator’s satisfaction.

ARTICLE 11

CLAIMS PROCEDURES

11.1 Presentation of Claim. Any Participant, Beneficiary of a deceased Participant, or a Participant’s or Beneficiary’s authorized representative (the Participant or Beneficiary referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to the Claimant from the Plan. If a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after the notice was received by the Claimant. All other claims must be made within 180 days following the date that the event occurred giving rise to the. The claim must state with particularity the determination desired by the Claimant.

11.2 Notification of Decision. The Administrator will consider a Claimant’s claim within a reasonable time, but no later than 90 days (45 days in the case of a claim for Disability benefits) after receiving the claim. If the Administrator determines that special circumstances require an extension of time for processing the claim (or in the case of a claim for Disability benefits, an extension is necessary for reasons beyond the control of the Plan), written notice of the extension will be furnished to the Claimant prior to the termination of the initial 90 day (or 45 day) period. In no event will the extension exceed a period of 90 days (30 days in the case of a claim for Disability benefits which may be further extended for an additional 30 days if the additional extension is due to reasons beyond the control of the Plan) from the end of the initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. The Administrator will notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and in a manner calculated to be understood by the Claimant:

(c) the specific reason(s) for the denial of the claim, or any part of it;

(d) specific reference(s) to pertinent provisions of the Plan upon which the denial was based;

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(e) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why the material or information is necessary;

(f) if the claim is a claim for Disability benefits, an internal rule, guideline, protocol or other similar criterion that was relied on in connection with the review of the claim and that the internal rule, guideline, protocol or similar criterion may be obtained by the Claimant at the Claimant’s request free of charge;

(g) if the claim is a claim for Disability benefits, and the denial is based on medical necessity or other similar exclusion or limit, Claimant’s right to receive free of charge an explanation of how that exclusion or limit and any related clinical judgments apply to the Claimant’s medical circumstances;

(h) an explanation of the claim review procedure set forth in Section 11.3;

(i) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review; and

(j) If the benefit claim is a disability claim:

(i) A discussion of the adverse benefit determination, including an explanation of the basis for disagreeing with or not following: (A) the views presented to the Administrator by health care professionals treating the claimant and vocational professionals who evaluated the claimant; (B) the views of medical or vocational experts obtained by the Administrator, without regard to whether the advice was relied upon in making the adverse benefit determination; and (C) a disability determination made by the Social Security Administration;

(ii) If the adverse benefit determination was based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the adverse benefit determination, applying the terms of the Plan to the claimant’s circumstances, or a statement that such an explanation will be provided free of charge upon request;

(iii) The internal rules, guidelines, protocols, standards or other similar criteria relied upon in denying the benefit claim, or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and

(iv) A statement of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the benefit claim.

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11.3 Review of a Denied Claim. On or before 60 days (180 days in the case of a claim for Disability benefits) after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file a written request for a review of the denial of the claim with the Administrator. The Claimant (or the Claimant’s duly authorized representative):

(a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Administrator may grant.

11.4 Decision on Review. The Administrator will render its decision on review promptly, and no later than sixty (60) days after the Administrator receives the Claimant’s written request for a review of the denial of the claim. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension will be furnished to the Claimant prior to the termination of the initial sixty (60)-day period. In no event will the extension exceed a period of 60 days from the end of the initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. In rendering its decision, the Administrator will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether that information was submitted or considered in the initial benefit determination. . For purposes of the review of a disability claim appeal, the review will not give deference to the original adverse benefit determination and will not be made by the person who made the original adverse benefit determination, or a subordinate of that person. In deciding an appeal of any disability claim denial that is based in any way on a medical judgment, the Administrator must get advice from a health care professional who has training and experience in the area of medicine. Upon request, the claimant will be provided the names of any medical or vocational experts who were consulted in connection with the disability claim adverse benefit determination, even if the advice was not relied upon in making the determination. The health care professional consulted by the Administrator cannot be a person who was consulted by the Administrator in connection with the original adverse benefit determination (or a subordinate of the person who was consulted in the original adverse benefit determination). The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;

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(c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.

Before the Administrator issues an adverse benefit determination on review of a disability claim appeal, the Administrator must disclose to the claimant, free of charge, any new or additional evidence considered, relied upon, or generated by, or at the direction of, the Administrator in connection with the disability claim, and any new or additional rationale upon which such adverse benefit determination may be based.

11.5 Designation of Authorized Representative. A Participant or the Beneficiary of a deceased Participant may designate an authorize representative to represent him in connection with a claim for benefits in accordance with procedures established by the Administrator.

11.6 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

11.7 Deadline to File Claim. To be considered timely under the Plan’s claim and review procedure, a claim must be filed with the Administrator within one (1) year after the Claimant knew or reasonably should have known of the principal facts upon which the claim is based. If or to the extent that the claim relates to a failure to effect a Participant’s or Beneficiary’s investment directions, a claim must be filed with the Administrator within thirty (30) days after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.

11.8 Deadline to File Legal Action. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under any provision of law, whether or not statutory, may be brought by any Claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of: (a) twelve (12) months after the date the claimant knew or reasonably should have known of the principal facts on which the claim is based, or (b) six (6) months after the date the claimant has exhausted the claim and review procedure.

11.9 Knowledge of Fact by Participant Imputed to Beneficiary and Others. Knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every Claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

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ARTICLE 12

TRUST

The Company may establish a trust to assist it in meeting its obligations under the Plan. Any such trust will conform to the requirements of a grantor trust under Revenue Procedures 92-64 and 92-65 and at all times during the continuance of the trust the principal and income of the trust will be subject to claims of general creditors of the Company under federal and state law. The establishment of such a trust would not be intended to cause Participants to realize current income on amounts contributed thereto, and the trust would be so interpreted and administered.

ARTICLE 13

AMENDMENT AND TERMINATION

Although the Company anticipates that the Plan will continue indefinitely, there is no guarantee that the Company will not terminate the Plan. Accordingly, the Board reserves the right to amend or terminate the Plan at any time; provided, however, that no amendment or termination of the Plan shall impair the rights of any Participant unless mutually agreed otherwise in writing between the Participant and the Board. If the Plan is terminated, the investment options available to Participants following the Plan termination will be comparable in number and type to those investment options available to Participants as of the date of Plan termination. Following the termination of the Plan, a Participant’s Account balance will remain in the Plan until the Participant or the Participant’s Beneficiary becomes eligible to receive a distribution.

ARTICLE 14

ADMINISTRATION

14.1 Administrator. The Administrator will administer the Plan. Any action (including, but not limited to, decisions, determinations, and interpretations) that may be taken by the Administrator may be delegated by the Administrator to another individual to be performed on behalf of, and as a designee of, the Administrator.

14.2 Powers of Administrator. The Administrator will have all powers and discretion as may be necessary to discharge its duties and responsibilities under the Plan, including, but not limited to, the power to:

(a) maintain and preserve records relating to Participants, former Participants and Beneficiaries;

(b) prepare and furnish to Participants all information required under applicable law or the provisions of the Plan;

(c) maintain sufficient Participant data, maintain separate Accounts for Participants and make required payments of benefits;

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(d) prepare and file or publish with all appropriate government officials all reports, filings and other information required under law to be so filed or published;

(e) interpret or construe the Plan;

(f) make rules and regulations for the administration of the Plan; and

(g) retain records on elections and waivers by Participants and their Beneficiaries, as further set forth in the Plan.

The Administrator may engage agents to assist it and may engage legal counsel.

14.3 Interpretations. Subject to the expressed provisions of the Plan, the Administrator may interpret the Plan, prescribe, amend, and rescind rules and regulations relating to it, and make all other determinations it deems necessary or advisable for the administration of the Plan.

14.4 Determinations. The Administrator’s determinations under the Plan need not be uniform and may be made selectively among Participants who have an Account in the Plan, whether or not those Participants are similarly situated. The determination of the Administrator on all matters regarding the Plan will be final, binding and conclusive as to all concerned parties.

14.5 Indemnification. To the extent permitted by the laws of the State of Texas, the Administrator and the individual(s) who may act to fulfill the responsibilities of the Administrator will be indemnified by the Company against any and all liabilities arising by reason of any act, or failure to act, in accordance with the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating to the Plan, even if it is judicially determined to be due to the individual’s negligence, but not when it is judicially determined to be due to the gross negligence or willful misconduct of the individual.

14.6 Bond and Expenses. The Administrator will serve without bond unless state or federal statutes require otherwise, in which event the Company will pay the premium of any statutorily required bond. The expenses of the Administrator will be paid by the Company and may include all expenses incident to the functioning of the Administrator, including litigation costs, fees of accountants, counsel, and other specialists, and other costs of administering the Plan.

14.7 Right To Suspend Payments And Correct Errors. The Administrator will take any steps it considers necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. The Administrator may suspend any payment under the Plan until satisfied as to the correctness of the payment or the person to receive the payment or to allow filing in any court of competent jurisdiction of a suit in a form that the Administrator considers appropriate for a legal determination of the amounts to be paid and the persons to receive the payments. The Administrator specifically reserves the right to correct errors of every sort, and the Participant

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hereby agrees as Participant or on behalf of any Beneficiary or Beneficiaries to any method of error correction specified by the Administrator. The objective of any method of error correction will be, to the extent reasonably possible, to adjust the Account of the Participant by reversing transactions or taking other actions to approach the situation that would have existed if the error had not been made. The Administrator will also be authorized to recover any payment made in error including the right to make deductions from future benefits.

14.8 Reliance. In administering the Plan, the Administrator will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions, and reports that are furnished by accountants, legal counsel, or other experts employed or engaged by the Administrator.

ARTICLE 15

GENERAL PROVISIONS

15.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan will be administered and interpreted (a) in a manner consistent with that intent, and (b) in accordance with the Nonqualified Deferred Compensation Rules.

15.2 Unsecured General Creditor.

(a) Participants and their Beneficiaries, heirs, successors and assigns will have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets will be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan will be merely that of an unfunded and unsecured promise to pay money in the future.

(b) In the event that the Company purchases an insurance policy or policies insuring the life of a Participant or employee, to allow the Company to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. The Company or the trustee of the trust (if any) shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein. No insurance policy with regard to any director, “highly compensated employee”, or “highly compensated individual” as defined in section 101(j) of the Code shall be acquired before satisfying such section’s “Notice and Consent” requirements.

(c) In the event that the Company purchases an insurance policy or policies on the life of a Participant as provided for above, then all of such policies shall be subject to the claims of the creditors of the Company.

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(d) If the Company chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Company or the insurance company designated by the Company.

15.3 Securities and Other Laws. The Administrator may delay payment to a Participant (or his Beneficiary) if the Administrator reasonably determinates that the payment would violate Federal securities laws or other applicable law. The Plan will pay such deferred payment at the earliest date at which the Administrator determines that the payment will not cause a violation of such laws.

15.4 No Assignment. The right of any Participant or other person to the payment of the Participant’s Account may not be assigned, transferred, pledged, or encumbered, either voluntarily or by operation of law, except as provided in Article 10 with respect to the designation of Beneficiaries and in Section 15.6 with respect to former spouses. If any person attempts to assign, transfer, pledge, or encumber any amount payable under the Plan, or if by reason of bankruptcy or other event happening at any time any payment would be made subject to the Participant’s debts or liabilities or would otherwise devolve upon anyone else and not be enjoyed by the Participant or the Participant’s Beneficiary, the Administrator may, in its sole discretion, terminate that person’s interest in any payment and direct that it be held and applied to or for the benefit of the Participant or the Participant’s spouse, children or other dependents, or any other persons deemed to be the natural objects of the Participant’s bounty as the Administrator deems proper. Notwithstanding the foregoing, if a Participant’s spouse is awarded all or a portion of a Participant’s Account under a division of property in connection with a divorce, the spouse’s share of the Participant’s Account will be the spouse’s separate property and will be transferable by the Participant’s former spouse by will or under the laws of descent and distribution.

15.5 Coordination with Other Benefit Arrangements. The benefits provided for a Participant and a Participant’s Beneficiary under the Plan are in addition to any other benefits available to the Participant under any other plan or program sponsored or maintained by any member of the Company Group. The Plan will supplement and will not supersede, modify or amend any other plan or program except as may otherwise be expressly provided.

15.6 Court Order. The Administrator is authorized to comply with any court order in any action in which the Plan or the Administrator has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan. Notwithstanding the foregoing, the Administrator will, to the extent necessary, interpret this provision in a manner that is consistent with the Nonqualified Deferred Compensation Rules and other applicable tax law.

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15.7 Incompetent. If the Administrator determines in its discretion that payment under this Plan is to be made to a minor, a person declared incompetent, or to a person incapable of handling his affairs because of accident or illness, the Administrator may direct payment of that benefit to the guardian, legal representative or person having the care and custody of the minor, incompetent, or incapacitated person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it deems appropriate, prior to payment. Any payment under the Plan will be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and will be a complete discharge of any liability under the Plan for that amount.

15.8 Information Required. Each Participant must file with the Administrator all pertinent information concerning the Participant and the Participant’s Beneficiary as specified by the Administrator, and no Participant or Beneficiary or other person will have any rights or be entitled to any benefits under the Plan, unless that information has been filed by, or with respect to, the Participant.

15.9 Communications by Participant or Beneficiary. All elections, designations, requests, notices, instructions, and other communications from a Participant, Beneficiary, or other person to the Administrator required or permitted under the Plan must be in the form prescribed by the Administrator, and must be mailed by first-class mail or delivered to a location specified by the Administrator and will be deemed to have been given and delivered only on actual receipt by the Administrator at that location.

15.10 Communications by Administrator. All notices, statements, reports, and other communications from the Administrator to any Employee, Participant, Beneficiary, or other person required or permitted under the Plan will be deemed to have been given when delivered to, or when mailed first-class mail, postage prepaid and addressed to, the Employee, Participant, Beneficiary, or other person at the person’s address last appearing on the records of the Company Group.

15.11 No Employment Rights. Nothing contained in the Plan or any Contribution Agreement shall confer upon any individual any right with respect to the continuation of employment by or provision of services to any member of the Company Group or interfere in any way with the right of the Employee, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of such individual.

15.12 Effect of Payment. The full payment of a Participant’s Account balance under the terms of the Plan will completely discharge all obligations of the Company to the Participant and the Participant’s designated Beneficiaries under the Plan.

15.13 Withholding of Taxes. The Company (or other applicable member of the Company Group) will deduct from the Participant’s compensation or from the amount of any payment made under the Plan, or both, any amounts required to be paid or withheld by the federal government or any state or local government. By participating in the Plan, the Participant agrees to these deductions.

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15.14 Administrative Fees. At the Company’s option, fees and costs incurred for the administration of the Plan may be deducted from the Accounts of all Participants in the Plan based upon the ratio of the value of the Account of each Participant bears to the value of the Accounts of all Participants in the Plan.

15.15 Waivers. Any waiver of any right granted under this Plan will not be valid unless it is in writing and signed by the party waiving that right. Any waiver may not be deemed to be a waiver of any other rights.

15.16 Benefit. The Plan and the rights and obligations under the Plan will be binding upon and inure to the benefit of the Participant and the Participant’s Beneficiaries only.

15.17 Severability. In case any one or more of the provisions contained in the Plan is invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions in the Plan will not in any way be affected or impaired.

15.18 Captions; Construction. The captions preceding the Articles and Sections of the Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

15.19 Choice of Law; Venue. The provisions of this Plan and all rights under the Plan will be governed by and construed and interpreted in accordance with the laws of the State of Texas without regard to choice of law principles, except to the extent preempted by applicable federal law. Any claim or action brought with respect to this Plan shall be brought in the state or Federal courts of the State of Texas, County of Taylor.

15.20 Section 409A of the Code. It is the general intention, but not the obligation, of the Administrator that this Plan and amounts payable hereunder comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and the Plan and each Contribution Agreement will be operated and construed accordingly. Neither this Section 15.20 nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of participating in this Plan or the deferral and/or receipt of any amount hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in this Plan or an Contribution Agreement to the contrary, in the event that a Specified Employee becomes entitled to a payment hereunder that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (a) the date of the Participant’s death, or (b) the date that is six (6) months after the Participant’s Separation from Service (such date, the “Section 409A Payment Date”), then such payment shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the

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preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any provision in conflict therewith in the Plan or any applicable Company Contribution Agreement, Award Documentation, Distribution Election Form, or Base Compensation, Bonus or Deferred RSU election.

{Signature page follows.}

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IN WITNESS WHEREOF, the Company has caused the Plan to be duly adopted effective as of the date first written above.

FIRST FINANCIAL BANKSHARES, INC.

By: /s/ F. Scott Dueser	October 26, 2021
Name: F. Scott Dueser	Date
Title: President and Chief Executive Officer

First Financial Bankshares, Inc. Supplemental Executive Retirement Plan	Signature Page